Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Shareholders and the Board of Directors

Winn-Dixie Stores, Inc.:

We consent to the incorporation by reference in the Registration Statement No. 333-52874 on Form S-3 and Nos. 33-42278, 33-50039, and 333-105779 on Form S-8 of Winn-Dixie Stores, Inc. of our reports dated August 18, 2004, relating to the consolidated balance sheets of Winn-Dixie Stores Inc. and subsidiaries as of June 30, 2004 and June 25, 2003 and the related consolidated statements of operations, shareholders’ equity, and cash flows and related consolidated financial statement schedule for each of the years ended June 30, 2004, June 25, 2003 and June 26, 2002, which reports appear in the June 30, 2004 Annual Report on Form 10-K of Winn-Dixie Stores, Inc.

KPMG LLP

Jacksonville, Florida

August 25, 2004